Exhibit (8)



                                   August 19, 1994



American Securities Capital Partners, L.P.
122 East 42nd Street - Suite 2400
New York, New York  10168

Gentlemen:

          We refer to that certain letter agreement dated
June 28, 1994 from American Securities Capital Partners, L.P. ("Amseco") to Danaher Corporation ("Danaher"), as amended by the letter dated August 9, 1994 (the "Letter Agreement"), pursuant to which, among other things, Amseco granted to Danaher, or an affiliate thereof, an option (the "Option") for a specified period to commit to purchase for cash a limited partnership interest in KTM Partners, L.P., a New York limited partnership (the "Partnership").

          Danaher hereby exercises the Option and commits to purchase (or to cause one of its affiliates to purchase) for cash a $5 million limited partnership interest in the Partnership on the terms set forth in the Letter Agreement.
Such purchase shall be made on the date specified in a written funding notice from the general partner of the Partnership delivered to Danaher not later than two business days prior to such funding date, which funding date shall be the business day immediately preceding the scheduled consummation date of the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of June 21, 1994 among Ketema, Inc., KTM Holdings Corp. ("Holdings") and KTM Acquisition Corp. In the event that consummation of the Merger shall not occur within ten business days after the scheduled consummation date, the purchase price paid by Danaher or its affiliate for the limited partnership interest in the Partnership shall be returned to Danaher or such affiliate forthwith upon demand, together with any earnings actually received by the Partnership on such funds. In the event that such purchase price is returned to Danaher or its affiliate pursuant to the preceding sentence, Danaher or such affiliate shall again fund such purchase on the business day preceding any rescheduled consummation date of the Merger, subject to delivery to Danaher of another funding notice from the general partner of the Partnership not later than two business days prior to such new funding date; provided, however, that Danaher or such affiliate shall not have any obligation to fund such purchase at any time after March 31, 1995.

          KTM Partners GP Corp., a New York corporation and the general partner of the Partnership ("GP Corp."), hereby agrees that it shall take all necessary actions to ensure that upon consummation of the Merger, Danaher's or its affiliate's partnership interest in the Partnership shall constitute not less than 33-1/3% of the total partnership interests in the Partnership.

          GP Corp., Holdings and Danaher hereby agree that, at the time of the closing of the purchase of such limited partnership interest by Danaher or an affiliate thereof (which shall occur simultaneously with the closing of the Merger), each of them shall enter into a letter agreement in substantially the form attached hereto as Annex A for the purpose of effectuating the provisions of the Letter Agreement. Each of Amseco, GP Corp. and Holdings hereby agrees that, without the prior written consent of Danaher (which shall not be unreasonably withheld in the case of arms-length transactions with third parties), it shall not take, agree to take or enter into any commitment or understanding with respect to, any action that would not be permitted under such letter agreement without Danaher's consent if such letter agreement (including paragraph 5 thereto) were in effect on the date hereof.

          This letter may be executed in counterparts, all of which when taken together shall constitute one agreement.

                              Very truly yours,

                              DANAHER CORPORATION


                              By:  /s/ George M. Sherman
                                   Name:  George M. Sherman
                                   Title: President/Chief
                                           Executive Officer


ACCEPTED AND AGREED:

AMERICAN SECURITIES CAPITAL PARTNERS, L.P.

By its General Partner:

   AMERICAN SECURITIES CAPITAL PARTNERS GP CORP.


   By:  /s/ Michael G. Fisch
        Michael G. Fisch
        President


KTM PARTNERS GP CORP.


By:  /s/ Michael G. Fisch
     Name:  Michael G. Fisch
     Title: Executive Vice President


KTM HOLDINGS CORP.


By:  /s/ Michael G. Fisch
     Name:  Michael G. Fisch
     Title: Vice President

                                                         ANNEX A





                                          ________________, 1994


[Danaher Corporation]
1250 24th Street, N.W.
Suite 800
Washington, D.C.  20037

Gentlemen:

          KTM Partners GP Corp., a New York corporation
("GP Corp."), is the general partner of KTM Partners, L.P.
(the "Partnership"), a New York limited partnership. The Partnership owns all or a substantial portion of the issued and outstanding common stock of KTM Holdings Corp., a Delaware corporation ("Holdings"). In connection with the purchase by [Danaher Corporation] ("D Co.") on the date hereof of a $ _____ million limited partnership interest in the Partnership, which interest constitutes not less than 33-1/3% of the total partnership interests in the Partnership as of the date hereof and currently indirectly represents approximately 33-1/3% of the total equity in Holdings, and the admission of D Co. as a limited partner in the Partnership pursuant to the Agreement of Limited Partnership dated as of June 16, 1994 (the "Partnership Agreement"), each of GP Corp. and Holdings hereby confirms its agreement with D Co. as follows:

     1. So long as D Co. or an affiliate thereof continues to hold at least a 25% limited partnership interest in the Partnership, GP Corp. will not, without the written consent of D Co. (or such affiliate), cause or permit the Partnership (i) to engage in any business activity other than the acquisition, holding and voting of common stock of, and other equity interests in, Holdings, (ii) to sell, transfer, assign, mortgage, pledge, hypothecate or otherwise dispose of any common stock of, or other equity interest in, Holdings or enter into any contract, arrangement, option, agreement, understanding or other commitment to do so, (iii) to incur, assume or otherwise become responsible for any indebtedness for borrowed money, to guarantee or subject to any charge or encumbrance any of the Partnership's assets, including any shares of common stock of or other equity interests in Holdings (in each case, other than in the ordinary course of business), (iv) to liquidate or dissolve pursuant to the Partnership Agreement, (v) to enter into any agreement with GP Corp. or any affiliate thereof (other than Holdings and its subsidiaries) or (vi) to commence or terminate any material legal action.

          D Co. may not unreasonably withhold its consent to any of the actions described above so long as they are on an arms' length basis with unaffiliated parties.

          GP Corp. further agrees that it shall cause the Partnership (x) to distribute promptly to the partners of the Partnership in accordance with their respective partnership interests (a) any dividends or other distributions received from Holdings in respect of the Partnership's investment in Holdings and (b) the net proceeds received by the Partnership (after payment of expenses and provision for reasonable reserves) of any sale, transfer or other disposition by the Partnership of all or a portion of its investment in Holdings, and (y) to allocate for tax purposes income, gains, losses, deductions and credits in respect of non-cash capital contributions by partners to the Partnership in accordance with section 704(c) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     2. (a) So long as D Co. or an affiliate thereof continues to hold at least a 25% limited partnership interest in the Partnership, (i) GP Corp. will not, without the written consent of D Co. (or such affiliate), cause or permit the Partnership to approve any of the actions described in paragraph 2(b) hereof in its capacity as a stockholder of Holdings (in each case, to the extent stockholder approval is requested or is required by law or pursuant to the certificate of incorporation or by-laws of Holdings), and (ii) Holdings shall not, without the written consent of D Co. (or such affiliate), take or agree or commit to take, or cause or permit Ketema, Inc., a Delaware corporation ("Ketema") which this day is becoming a subsidiary of Holdings, or any direct or indirect material subsidiary of Holdings or Ketema (each, a "Subsidiary"), to take or agree or commit to take, any of the actions described in paragraph 2(b) hereof. D Co. may not unreasonably withhold its consent to any of the actions described in paragraph 2(b) so long as they are on an arms' length basis with unaffiliated parties.

          (b) The actions to which the preceding paragraph 2(a) relates are the following:

          (i) the conducting of any business by Holdings other than the acquisition, holding, management and disposition of common stock of, and other equity interests in, Ketema;

          (ii) any corporate action to be taken by Holdings, Ketema or any Subsidiary regarding any sale, lease, mortgage, transfer or other disposition of, or any acquisition of, any material assets or businesses outside of the ordinary course of business;

          (iii)  any dividends or other distributions to
     stockholders of Holdings or Ketema or redemptions or repurchases of shares of common stock of or other equity interests in Holdings or Ketema;

           (iv)  any liquidation, dissolution, merger,
     consolidation, spin-off or other reorganization or recapitalization involving Holdings, Ketema or any Subsidiary;

            (v) any issuance or sale of securities (including options, warrants and other rights in respect of any securities and securities convertible into other securities) by Holdings, Ketema or any Subsidiary;

           (vi) the commencement by Holdings, Ketema or any Subsidiary of a voluntary case under the bankruptcy law of the United States or of any other jurisdiction, the filing by Holdings, Ketema or any Subsidiary of an application for the appointment of a trustee, receiver, custodian, liquidator or similar official with respect to a substantial portion of its assets, or the consenting to the filing of an involuntary case against Holdings, Ketema or any Subsidiary under applicable bankruptcy laws or to any such appointment;

          (vii) the appointment of a chief executive officer of Ketema other than Hugh H. Williamson, III;

         (viii) any transactions between Holdings, Ketema or any Subsidiary and an affiliate or associate (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) thereof, other than transactions between Holdings and Ketema, transactions between Holdings or Ketema and one of Ketema's wholly owned Subsidiaries and transactions between a wholly owned Subsidiary of Ketema and another wholly owned Subsidiary of Ketema; or

           (ix) any change to the certificate of incorporation or by-laws of Holdings or Ketema.

     3. So long as D Co. (or an affiliate thereof) continues to hold at least a 25% limited partnership interest in the Partnership, (i) D Co. (or such affiliate) shall have the right, by giving written notice to GP Corp., to designate as members of the board of directors of Holdings (the "Board") (A) George M. Sherman and (B) another officer of D Co. (or an affiliate thereof), who shall initially be Patrick W. Allender (provided that D Co. or such affiliate of D Co. may select substitutes for Mr. Sherman and/or Mr. Allender so long as each such substitute is an officer of D Co. (or an affiliate thereof), is reasonably acceptable to GP Corp. and, in the case of the selection of a substitute for Mr. Sherman, Mr. Sherman shall no longer be an officer or director of D Co.), (ii) GP Corp. shall cause the Partnership and any other persons controlled by GP Corp. to vote all shares of Holdings common stock owned by it in favor of the election of George M. Sherman and the other director so designated by D Co. (or its affiliate) and (iii) in the event that an executive committee of the Board (or other committee of the Board to which powers of the Board are delegated) shall be created, a director designated by D Co. (or an affiliate thereof) in accordance with clause (i) above shall be entitled to be a member of such committee.

     4. For purposes of this letter, in determining whether D Co. (or an affiliate thereof) continues to hold at least a 25% limited partnership interest in the Partnership, all partnership interests in the Partnership issued after the date hereof and all increases in capital contributions after the effective time of the Merger in respect of limited partnership interests in the Partnership outstanding as of the effective time of the Merger shall be disregarded, other than any partnership interests issued or increased, as the case may be, with the written consent of D Co. (or an affiliate thereof).

     5. D Co. hereby confirms its consent to both Holdings and Ketema taking all necessary actions to perform (i) their obligations under the letter agreement between Hugh H. Williamson, III and Holdings dated May 5, 1994 (the "Williamson Agreement") and the various transactions contemplated therein, provided that an amendment to or waiver of the Williamson Agreement is obtained to allow the designees of D Co. (or an affiliate thereof) to serve on the Board in accordance with the provisions hereof and (ii) the actions provided for in the Merger Agreement. Notwithstanding the provisions contained elsewhere in this letter agreement (but subject to the proviso to the preceding sentence), no further consent by D Co. will be required with respect to the documentation to be prepared and executed by Holdings, Ketema, Mr. Williamson, American Securities Capital Partners, L.P. or any other persons or entities to evidence or effectuate the various transactions provided for in the Williamson Agreement or the Merger Agreement.

     6. Notwithstanding the provisions of the Partnership Agreement, D Co. (or its affiliate) shall have the right to transfer its economic interest in the Partnership (but without any right to require that the transferee be admitted to the Partnership as a successor limited partner) at any time if (i) GP Corp. (or an affiliate thereof) shall have ceased to be the general partner of the Partnership, (ii) there shall have been any change in control of GP Corp. (including without limitation a change in control as a result of any transfer in one or more transactions of more than a majority of the voting securities of GP Corp. to persons not affiliated with the current stockholders thereof) or (iii) GP Corp. shall consent thereto (which consent shall not be unreasonably withheld if requested by D Co. (or its affiliate) at any time after the fifth anniversary of the date hereof (it being understood that GP Corp. shall not be deemed to have unreasonably withheld its consent if GP Corp. believes in good faith that the proposed transferee is not an appropriate person or entity to become a partner in the Partnership because of such proposed transferee's reputation). In the event that D Co. (or its affiliate) shall transfer its economic interest in the Partnership pursuant to this paragraph, all rights of D Co. (or its affiliate) under this letter agreement shall terminate.

     7. In the event that it is proposed by any partner or partners of the Partnership that limited partnership interests in the Partnership constituting at least 25% of all of the Partnership's partnership interests outstanding at any time be transferred, in any transaction or series of transactions, to any person or persons (other than existing partners of the Partnership or affiliates of the transferring partners), and GP Corp. intends to consent to such transfers, GP Corp. shall use its best efforts to afford D Co. (or it affiliate) the opportunity to include all or a pro rata portion of its partnership interest in such transfer, at the same price and on the same terms and conditions as are being offered to the other partners of the Partnership and shall not consent to any such transfer unless D Co. (or such affiliate) shall have been afforded such opportunity. GP Corp. shall give D Co. or such affiliate notice of such proposed transfer not less than 20 days prior to the date on which such transfer is to be made, which notice shall describe the price to be paid for the limited partnership interests and the other terms and conditions of such transfer. If D Co. or such affiliate shall desire to participate in such transfer, it shall deliver written notice thereof to GP Corp. not less than 15 days after receipt of the notice from GP Corp.

     If the person or persons who are offering to purchase such partnership interests shall be unwilling to purchase all of the partnership interests that such partners, including D Co. or its affiliate, desire to transfer, such partners' limited partnership interests (including that of D Co. or such affiliate) shall be included in the transfer pro rata in accordance with their respective partnership interests.

     8. In the event that, at any time after the date hereof, it is proposed that additional partnership interests in the Partnership be issued or that any partners of the Partnership increase their existing partnership interests in the Partnership by making additional capital contributions to the Partnership, D Co. (or an affiliate thereof) shall be offered the opportunity, pursuant to a written notice delivered to it by GP Corp. not later than 20 days prior to the date on which such partnership interest is to be issued or such increase is to be made and describing the price at which such interests are to be offered and the other terms and condition of such offer (which price, terms and conditions shall be the same as those being extended to the other offerees), to subscribe for a pro rata portion (based upon the percentage then held by D Co. or such affiliate of all of the Partnership's partnership interests) of such additional partnership interest or increase, as the case may be. If D Co. or such affiliate shall desire to exercise such subscription right, it shall deliver written notice thereof to GP Corp. not less than 15 days after receipt of the notice from GP Corp.

     9. In the event that, subsequent to the consummation of the merger contemplated by the Agreement and Plan of Merger dated as of June 21, 1994 among Ketema, Holdings and KTM Acquisition Corp., Holdings or Ketema shall propose to offer any shares of its common stock or its other equity securities (including securities convertible into, or exchangeable or exercisable for, equity securities of Holdings or Ketema but excluding any such securities to be issued pursuant to the Williamson Agreement and excluding any stock options to be granted to employees of Ketema or Holdings) at any time when D Co. (or an affiliate thereof) shall hold at least a 25% limited partnership interest in the Partnership, D Co. or such affiliate shall have the right to purchase the number of shares of such common stock or other equity securities of Holdings or Ketema, as the case may be, at the same price and on the same terms and conditions as apply to the other offerees, such that, after the issuance of all of such securities, D Co. or such affiliate would hold, directly or indirectly through the Partnership or Holdings, the same proportionate interest in Holdings or Ketema, as the case may be, as was held by it prior to such offering. Holdings or Ketema, as the case may be, shall give D Co. or such affiliate notice of such offer not less than 20 days prior to the date on which such securities are to be issued, which notice shall describe the price of such securities and the other terms and conditions of such offering. If D Co. or such affiliate shall desire to accept such offer, it shall deliver written notice thereof to Holdings or Ketema not less than 15 days after receipt of the notice from Holdings or Ketema.

     10. The provisions of this letter shall be deemed to amend all applicable provisions of the Partnership Agreement. GP Corp. confirms that the provisions of this letter have been approved by the limited partners of the Partnership in accordance with the provisions of the Partnership Agreement.

     11. If requested by D Co. at any time after the date hereof, Holdings shall cause Ketema to assume the obligations to be performed by it hereunder or which Holdings has agreed herein to cause Ketema to perform.

     12. This letter may be executed in counterparts, all of which when taken together shall constitute one agreement.

          If the foregoing reflects our agreement, kindly sign and return this letter to us.

                              Very truly yours,

                              KTM PARTNERS GP CORP.


                              By:
                                 Name:
                                 Title:


                              KTM HOLDINGS CORP.


                              By:
                                 Name:
                                 Title:


Accepted and Agreed:

[DANAHER CORPORATION]


By:
   Name:
   Title: